UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 15, 2006

BIOSANTE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31812	58-2301143
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

111 Barclay Boulevard Lincolnshire, Illinois		60069
(Address of principal executive offices)		(Zip Code)

(847) 478-0500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8  —  Other Events

Item 8.01                     Other Events

On November 30, 2005, BioSante Pharmaceuticals, Inc. sent written notice to Leah M. Lehman, Ph.D., its former Vice President, Product Development, that BioSante was exercising its contractual right not to renew her employment agreement. As a result of this notice, Dr. Lehman’s employment agreement expired by its terms on December 31, 2005. On February 15, 2006 BioSante received notice that on February 10, 2006, Dr. Lehman had filed a complaint against BioSante, its Chief Executive Officer, its Chief Financial Officer and one of its directors, with the Occupational Safety and Health Administration under the Sarbanes-Oxley Act of 2002 seeking reinstatement of her employment with back pay, interest and attorney’s fees and claiming, among other things, wrongful termination. BioSante believes that Dr. Lehman’s allegations of wrongful termination and violations of the Sarbanes-Oxley Act are wholly without merit and intends to vigorously defend its position.

On February 17, 2006, BioSante filed a complaint against Dr. Lehman in the Circuit Court of Cook County, Illinois alleging breach of fiduciary duty, breach of contract in regard to her employment agreement with BioSante, tortious interference with prospective economic advantage and abuse of process. BioSante is seeking an unspecified amount of damages, punitive damages, declaratory judgment regarding a breach by Dr. Lehman of her employment agreement and the amount of severance pay, if any, to be owed to Dr. Lehman, reimbursement of BioSante’s legal fees and costs and such other relief as the Court may deem proper.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSANTE PHARMACEUTICALS, INC.

By:	/s/ Louis W. Sullivan, M.D.
Louis W. Sullivan, M.D.
Chairman of the Board

Dated:   February 17, 2006